[Progress Letterhead]



                                 March 28, 2000


Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Progress Financial Corporation. The meeting will be held at the Plymouth Country Club located at Plymouth and Belvoir Roads, Norristown, Pennsylvania on Tuesday, April 25, 2000 at 9:00 a.m., Eastern Time. The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

     It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

     We appreciate your support and interest in Progress Financial Corporation.


                                             Sincerely,


                                             /s/ W. Kirk Wycoff
                                                 -----------------------
                                                 W. Kirk Wycoff
                                                 Chairman, President and
                                                 Chief Executive Officer


                                       | 4 Sentry Parkway, Suite 200
                          610.825.8800 | P.O. Box 3036 Blue Bell, PA 19422-0764

                         PROGRESS FINANCIAL CORPORATION
                           4 Sentry Parkway, Suite 200
                                  P.O. Box 3036
                       Blue Bell, Pennsylvania 19422-0764
                                 (610) 825-8800

                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on April 25, 2000

                                ---------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of Progress Financial Corporation (the "Company") will be held at the Plymouth Country Club located at Plymouth and Belvoir Roads, Norristown, Pennsylvania on Tuesday, April 25, 2000 at 9:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

     (1) To elect four (4) directors for a three-year term and until their successors are elected and qualified;

     (2)  To adopt the Company's 2000 Incentive Stock Option Plan;

     (3) To ratify the appointment by the Board of Directors of PricewaterhouseCoopers L.L.P. as the Company's independent accountants for the year ending December 31, 2000;

     (4) To consider and vote upon a stockholder proposal, if presented at the Annual Meeting; and

     (5) To transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.

     The Board of Directors has fixed March 3, 2000 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.

     A copy of the Company's annual report to stockholders for 1999 is enclosed. The annual report is not to be regarded as proxy solicitation material.


                                             By Order of the Board of Directors


                                             /s/ Eric J. Morgan
                                                 ------------------------------
                                                 Eric J. Morgan
                                                 Corporate Secretary

Blue Bell, Pennsylvania
March 28, 2000

--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                                ---------------

                         PROGRESS FINANCIAL CORPORATION
                           4 Sentry Parkway, Suite 200
                                  P.O. Box 3036
                       Blue Bell, Pennsylvania 19422-0764
                                 (610) 825-8800

                                ---------------

                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD APRIL 25, 2000


     This Proxy Statement is furnished to holders of common stock, $1.00 par value per share ("Common Stock"), of Progress Financial Corporation (the "Company"), a Delaware corporation, in connection with the solicitation by and on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Plymouth Country Club located at Plymouth and Belvoir Roads, Plymouth, Pennsylvania, on Tuesday, April 25, 2000 at 9:00 a.m., Eastern Time, and at any adjournment thereof. This Proxy Statement is first being mailed to stockholders on or about March 28, 2000.

     At the Annual Meeting, stockholders will be asked to elect four directors to serve for three-year terms expiring at the Company's annual meeting in 2003. In addition, stockholders will be asked to adopt the Company's 2000 Incentive Stock Option Plan (the "Incentive Plan"), which provides for the grant of stock options to acquire up to 200,000 shares of Common Stock; to ratify the appointment of PricewaterhouseCoopers L.L.P. as the Company's independent accountants for the year ending December 31, 2000; to consider a stockholder proposal, if presented at the meeting; and to transact such other business as may properly come before the meeting and all adjournments thereof.

     The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted "FOR" the nominees for director described herein, "FOR" the proposal to adopt the Incentive Plan, "FOR" the appointment of PricewaterhouseCoopers L.L.P. as the Company's independent accountants for the year ending December 31, 2000, "AGAINST" the stockholder proposal, and upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Attention: Eric J. Morgan, Corporate Secretary, Progress Financial Corporation, 4 Sentry Parkway, Suite 200, P.O. Box 3036, Blue Bell, Pennsylvania 19422-0764); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                                     VOTING

     Only stockholders of record at the close of business on March 3, 2000 (the "Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 5,554,085 shares of Common Stock issued and outstanding, held by approximately 2,000 holders of record, and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

     The presence in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. The persons receiving the greatest number of votes of the Common Stock in each class, up to the number of directors to be elected in such class, shall be elected as directors of the Company. The affirmative vote of the holders of a majority of the total votes cast at the Annual Meeting is required for approval of the proposals to adopt the Incentive Plan, to ratify the appointment of the Company's independent auditors and to consider the stockholder proposal.

     Abstentions will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Because of the required votes, abstentions will not be counted as votes cast with respect to the proposals to elect directors, to adopt the Stock Incentive Plan, to ratify the appointment of the Company's independent auditors and to consider the stockholder proposal and, thus, will have no effect on the voting of these proposals. Under rules applicable to broker-dealers, the election of directors and the proposals to adopt the Incentive Plan and ratify the auditors are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. However, the stockholder proposal is considered a "non-discretionary" item upon which brokerage firms may not vote on behalf of their clients unless they have received voting instructions. These "broker non-votes" will have no effect on the outcome of the stockholder proposal.

                    INFORMATION WITH RESPECT TO NOMINEES FOR
                   DIRECTOR AND DIRECTORS WHOSE TERMS CONTINUE

Election of Directors

     The Certificate of Incorporation and Bylaws of the Company provide that the Board of Directors of the Company shall consist of no fewer than seven nor more than 21 members, the exact number to be fixed from time to time by resolution of the Board of Directors. The Board of Directors shall be divided into three classes as nearly equal in number as possible, and that the members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually, and stockholders of the Company are not permitted to cumulate their votes for the election of directors.

     No nominee for director is related to any other director or executive officer of the Company by blood, marriage or adoption, and there was no arrangement or understanding pursuant to which any of the nominees for director was selected as a nominee. All nominees currently serve as directors of the Company.

     Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the four nominees for director listed below. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will vote for any replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

     The following tables present information concerning each nominee for director and each director whose term continues, including the principal occupation of such person during at least the past five years, their tenure as a director of the Company and the number and percent of Common Stock beneficially owned by such persons as of the Voting Record Date.


           Nominees for Director for Three-Year Term Expiring in 2003

                                                                                                           Common Stock
                                                                                                         Beneficially Owned
                                                                                                               as of
                                                                                                          March 3, 2000(1)
                                        Principal Occupation During                    Director      ------------------------
        Name             Age                the Past Five Years                         Since            No.               %
-----------------------------------------------------------------------------------------------------------------------------
A. John May, III          44    Partner in the law firm Pepper, Hamilton &               1993         16,085(2)            --
                                Scheetz LLP in Philadelphia, Pennsylvania

Charles J. Tornetta       69    President of Tornetta Realty Corporation, a real         1991         80,360(3)           1.4%
                                estate broker in Norristown, Pennsylvania. Also,
                                President of Commonwealth Insurance Agency.

W. Kirk Wycoff            42    Chairman, President and Chief Executive Officer          1991        381,215(4)           6.6
                                of the Company and the Bank.


John E. F. Corson         59    Consultant and President of Corson Investments, a        1991         23,663(5)            --
                                group of family holding companies in Plymouth
                                Meeting, Pennsylvania.

     The Board of Directors recommends a vote FOR election of the nominees for director.

Members of the Board of Directors Continuing in Office


                      Directors With Terms Expiring in 2001

                                                                                                           Common Stock
                                                                                                         Beneficially Owned
                                                                                                               as of
                                                                                                          March 3, 2000(1)
                                        Principal Occupation During                    Director      ------------------------
        Name             Age                the Past Five Years                         Since            No.               %
-----------------------------------------------------------------------------------------------------------------------------
William O. Daggett, Jr.   59    Chairman of the Board of NABCO; President                1990         90,296(6)           1.6%
                                of Kistler-Tiffany Benefits, a firm engaged in
                                financial and estate planning and employee
                                benefits in Wayne, Pennsylvania.  Also,
                                President, Benefit Designs, Inc.; and Vice
                                President of Group Brokerage Associates,
                                Inc. and Group Marketing Services, Inc.

Joseph R. Klinger         57    Principal of KMR Management, Inc., a                     1992         30,046(7)            --
                                management consulting company in
                                Glenside, Pennsylvania.

William L. Mueller        48    Attorney/Partner with the law firm Brandt,               1990        107,983(8)           1.9
                                Haughey, Penberthy, Lewis & Hyland in
                                Moorestown, New Jersey since December
                                1996.  Former attorney with Clark, Ladner,
                                Fortenbaugh and Young in Cherry Hill, New
                                Jersey from November 1987 until November
                                1996.

                      Directors With Terms Expiring in 2002


                                                                                                           Common Stock
                                                                                                         Beneficially Owned
                                                                                                               as of
                                                                                                          March 3, 2000(1)
                                        Principal Occupation During                    Director      ------------------------
        Name             Age                the Past Five Years                         Since            No.               %
-----------------------------------------------------------------------------------------------------------------------------
G. Daniel Jones           48    Managing Director of CBIZ Business                       1999         11,049(9)            --
                                Solutions, Inc., a professional corporation of
                                certified public accountants, located in Bala
                                Cynwyd, Pennsylvania, since 1982.

Paul M. LaNoce            40    President of DAR Industrial Products, Inc., an           1991         42,588(10)           --
                                industrial manufacturer in Philadelphia,
                                Pennsylvania.

Kevin J. Silverang        44    Attorney/Shareholder with the law firm of                1999         16,488(11)           --
                                Buchanan Ingersoll in Philadelphia,
                                Pennsylvania since December 1997.
                                Former attorney and founding partner of
                                the law firm, Kaufman, Coren, Ress,
                                Weidman & Silverang, P.C. in
                                Philadelphia, Pennsylvania from May
                                1995 to November 1997. Previously, he
                                was an attorney and founding partner of
                                the law firm of Huggler & Silverang in
                                Philadelphia, Pennsylvania.

---------------

 (1) Unless otherwise indicated, the number of shares owned is less than 1% of the issued and outstanding Common Stock of the Company.


 (2) Includes 10,583 shares held jointly by Mr. May with or for the benefit of certain family members and 5,502 shares subject to stock options which are exercisable within 60 days of March 3, 2000.

 (3) Includes 5,787 shares held jointly by Mr. Tornetta with or for the benefit of certain family members and 11,534 shares subject to stock options which are exercisable within 60 days of March 3, 2000.

 (4) Includes 28,361 shares held jointly by Mr. Wycoff with or for the benefit of certain family members, 1,983 shares held in the Company's Employee Stock Ownership Plan ("ESOP") and 238,469 shares subject to stock options which are exercisable within 60 days of March 3, 2000.

 (5) Includes 10,432 shares subject to stock options which are exercisable within 60 days of March 3, 2000.

 (6) Includes 62,487 shares owned by companies of which Mr. Daggett is a director, officer and 10% stockholder, 6,300 shares owned by Mr. Daggett's wife and 11,534 shares subject to stock options which are exercisable within 60 days of March 3, 2000.

 (7) Includes 4,474 shares subject to stock options which are exercisable within 60 days of March 3, 2000.

 (8) Includes 26,174 shares held jointly by Mr. Mueller with or for the benefit of certain family members and 10,432 shares subject to stock options which are exercisable within 60 days of March 3, 2000.

 (9) Includes 5,030 shares held through the 401(k) plan of CBIZ Business Solutions, Inc., 1,058 shares held jointly with or for the benefit of certain family members and 4,962 shares subject to stock options exercisable within 60 days of March 3, 2000.

(10) Includes 12,085 shares subject to stock options which are exercisable within 60 days of March 3, 2000.

(11) Includes 11,526 shares held jointly by Mr. Silverang with or for the benefit of certain family members and 4,962 shares subject to stock options which are exercisable within 60 days of March 3, 2000.

Stockholder Nominations

     Nominations for members of the Board of Directors of the Company are made by the Board of Directors or by any stockholder entitled to vote at the Annual Meeting. Section 8.4(d) of the Company's Certificate of Incorporation sets forth the procedures which stockholders must follow in order to make nominations for election to the Board of Directors. In general, such nominations must be submitted in writing to the Company at least 30 days prior to the date of the Annual Meeting. The Company is not required to include such nominations in its proxy statement. If any stockholder properly makes such a nomination, the ballots provided for use by stockholders at the Annual Meeting will bear the name of such nominee or nominees.

The Board of Directors and Its Committees

     The Board of Directors of the Company held a total of six meetings during the year ended December 31, 1999. No incumbent director attended fewer than 75% of the aggregate total number of meetings of the Board of Directors held during the year ended December 31, 1999, and the total number of meetings held by all committees on which he served during such year.

     The Board of Directors of the Company has established several committees, including an Executive Committee and an Audit Committee.

     The Audit Committee of the Company recommends to the Board independent auditors to perform audit and non-audit services, reviews the scope and results of such services, reviews with management and the independent auditors the systems of internal control and audit, assures adherence in accounting and financial reporting to generally accepted accounting principles, and performs such other duties deemed appropriate by the Board of Directors. The Audit Committee met five times in 1999. The following Board members served on the Audit Committee in 1999: William O. Daggett, Jr., Chairman, John E. F. Corson,
G. Daniel Jones and Paul LaNoce.

     The Executive Committee of the Company has been established to make decisions on acquisitions, investments, and other Board actions between Board meetings. This committee also acts as the Compensation, Stock Benefits Plan and Nominating Committees. For 1999, the following Board members served on the Executive Committee which met four times in 1999: Joseph R. Klinger, Paul M. LaNoce, William O. Daggett, Jr., Charles J. Tornetta and W. Kirk Wycoff. Mr. Wycoff does not participate in the decision making process for his compensation.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                   BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table includes, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by: (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act"), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, other than members of the Board of Directors as disclosed under "Information with Respect to Nominees for Director and Directors Whose Terms Continue," (ii) certain named officers of the Company and (iii) all directors and executive officers of the Company as a group.

                                                       Common Stock
                                                       Beneficially
                                                        Owned as of
                                                      March 3, 2000(1)
   Name and Address of                           ---------------------------
    Beneficial Owner                                No.                 %
   -------------------                           ---------------------------

Emerald Advisors, Inc (2)                        454,205                8.2%
1857 William Penn Way
Lancaster, Pennsylvania 17601

Other Named Officers:
   H. Wayne Griest                                36,307(3)             --
   Michael B. High                                 8,052(4)             --
   Eric J. Morgan                                 21,242(5)             --

All directors and executive officers             865,374(6)           14.7%
   of the Company as a group (13 persons)

----------
(1) Unless otherwise indicated, the number of shares owned is less than 1% of the issued and outstanding Common Stock.

(2) Based upon filings under the Exchange Act, Emerald Advisors possesses sole voting power over 332,895 shares and sole dispositive power over 454,205 shares.

(3) Includes 592 shares held in the Company's Employee Stock Purchase Plan ("ESPP"), 854 shares held in the ESOP and 7,695 shares subject to stock options which are exercisable within 60 days of March 3, 2000.

(4) Includes 344 shares held in the ESPP and 3,150 shares subject to stock options which are exercisable within 60 days of March 3, 2000.

(5) Includes 1,219 shares held in the ESOP and 18,655 shares subject to stock options exercisable within 60 days of March 3, 2000.

(6) Includes, on behalf of all executive officers and directors as a group, 4,056 shares held in the ESOP, 936 shares held in the ESPP and 343,886 shares subject to stock options which are exercisable within 60 days of March 3, 2000.

                             EXECUTIVE COMPENSATION

Summary

     The following table sets forth a summary of certain information concerning the compensation awarded to or paid by the Company to the following named executive officers whose compensation exceeded $100,000 in 1999 for services rendered in all capacities during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                          Long Term
                                           Annual Compensation                          Compensation
                                         -------------------------                      ------------
                                                                           Other           Awards            All
           Name and                                                        Annual          -------          Other
      Principal Position          Year       Salary(1)     Bonus(2)    Compensation(3)     Options      Compensation(4)
      ------------------          ----       ---------     --------    ---------------     -------      ---------------
W. Kirk Wycoff                    1999       $345,385      $119,263         $--                 --         $190,929
  Chairman, President and         1998        346,400        79,032          --                 --           26,199
  Chief Executive Officer         1997        287,885        60,221          --            105,000            7,152

H. Wayne Griest                   1999        131,092         9,216          --                 --           58,394
  President and Chief             1998        125,000        19,570          --                 --            8,241
  Executive Officer of            1997        120,000         9,416          --              2,625            6,002
  Progress Realty Advisors, Inc.

Eric J. Morgan                    1999        104,204        20,207          --                  -            6,179
  Senior Vice President and       1998         99,826        12,544          --                 --           15,545
  Chief Credit Officer            1997         99,826        12,297          --              7,350            5,301

Michael B. High (5)               1999        138,808        26,588          --                 --            3,699
  Senior Vice President and       1998         43,687         8,968          --             15,000            1,092
  Chief Financial Officer

----------
(1) Includes amounts deferred pursuant to the Company's 401(k) Profit Sharing Plan, which generally allows employees to defer up to 12% of their compensation, subject to applicable limitations set forth in the Internal Revenue Code.

(2)  Bonuses are payable in 2000 based on 1999 performance objectives.

(3) Does not include amounts attributable to miscellaneous benefits received by executive officers, including the use of Company-owned automobiles. In the opinion of management of the Company, the costs to the Company of providing such benefits to any individual executive officer during the year ended December 31, 1999 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(4) Consists of employer contributions made by the Company pursuant to the Company's 401(k) Plan in 1999 of $4,000, $4,000, $2,922 and $3,699,
     respectively, for Messrs. Wycoff, Griest, Morgan and High and allocations pursuant to the ESOP in 1999 of $4,053,$4,394, $3,257, and $0,
     respectively. Also includes the payment in 1999 of $150,000 and $50,000 to Messrs. Wycoff, and Griest, respectively, as an incentive fee received from Progress Realty Advisors ("PRA") for a portion of the gain recognized by PRA upon completion of an equity financing transaction initiated by such officers, the payment to Mr. Wycoff of $27,150 from Progress Capital Management, Inc. ("PCM") as compensation for raising third party capital for the Ben Franklin/Progress Capital Fund, L.P. and NewSpring Ventures, L.P., which are managed by PCM, the payment to Mr. Wycoff of $5,500 from the Company in lieu of the gain associated with the cancellation of warrants to acquire IQEplc described below under "Long-Term Incentive Program," and $236 which is the portion of the premiums paid by the Company for split life insurance purchased by the Company in 1999 for the value of the portion of the death benefit, to which Mr. Wycoff is entitled under the policy. Does not include the value of the receipt of warrants to purchase the common stock of customers of the Bank's Specialized Lending Division. See "Long-Term Incentive Program."

(5)  Mr. High joined the Company in October 1998.

Long-Term Incentive Program

     The Company has established a long-term incentive program pursuant to which certain officers and employees receive a portion of warrants that the Company might receive in connection with loans made by the Bank's Specialized Lending Division, primarily to early stage technology companies. Under the incentive program, if the Company achieves certain minimum returns, up to 25% of the warrants received by the Company from a customer are issued to loan officers and certain other officers of the Bank (10% to Mr. Wycoff) as incentive for establishing the new customer relationship and for negotiating the warrants on behalf of the Company. At December 31, 1999, the Company held warrants to purchase common stock of 32 companies that are customers of the Specialized Lending Division, for which a percentage of each warrant was granted to officers. In 1999, Mr. Wycoff received warrants to purchase common stock of the following companies which went public in 1999: warrants to acquire 12,490 shares of VerticalNet, Inc. at $2.79 per share, which went public on February 11, 1999 at an initial public offering price of $8.00 per share (as adjusted for a two-for-one stock split); warrants to acquire 6,001 of IQEplc at $4.16 per share, which went public on May 28, 1999 at an initial public offering price of $12.50 per share (and were subsequently canceled in exchange for a cash payment); warrants to acquire 3,400 shares of Internet Capital Group, Inc. at $5.00 per share, which went public at an initial public offering price of $6.00 per share on August 4, 1999 (as adjusted for a two-for-one stock split); warrants to acquire 6,250 shares of Ravisent Technologies, Inc. at $3.56 per share, which went public at an initial public offering price of $12.00 per share on July 16, 1999; and warrants to acquire 7,000 shares of US Interactive, Inc. at $3.50 per share, which went public at an initial public offering price of $10.00 per share on August 9, 1999. The trading of these stocks is very volatile, several of which have appreciated significantly since their public offering price. Like the Company, Mr. Wycoff and the other officers receiving warrants are generally prohibited from selling the warrants or underlying common stock for a period of at least 180 days from the date of the initial public offering.

Compensation of Directors

     Director's Fees. The Board of Directors of the Bank meets monthly and the Board of the Company meets at least quarterly. For 1999, non-employee directors received a fee of $650 for attendance at each regular or special board meeting attended. In addition, each non-officer director received a fee of $500 for each Executive Committee Meeting attended, $500 for each Audit Committee meeting attended and $350 for each Loan Committee attended. Commencing in 2000, directors will receive an annual retainer of $9,000 for directors of both the Company and the Bank and $3,000 for directors of only the Company to be paid in stock options based upon the Black Scholes valuation method.

     Directors' Stock Option Plan. The Company maintains the Amended and Restated 1993 Directors' Stock Option Plan (the "Directors' Plan") which provides for the grant of compensatory stock options to non-employee directors of the Company and the Bank. Pursuant to the Directors' Plan, in June 1993 each director of the Company or the Bank who was not an employee of the Company or any subsidiary was granted a compensatory stock option to purchase 5,787 shares of Common Stock, at an exercise price of $3.02 per share. In addition, options to purchase 288 shares were granted to each non-employee director for each year from 1993 to 1996, options to purchase 578 shares were granted in 1997 and 1998 and options to purchase 579 shares were granted in 1999 and will also be granted to each non-employee director each year until December 31, 2007. The exercise price is equal to the fair market value of a share of Common Stock on the date of grant. Options granted pursuant to the Directors' Plan are immediately vested and exercisable. Share amounts have been adjusted for stock dividends on the Common Stock.

Compliance with Section 16 (a) of the Securities Exchange Act

     Pursuant to Item 405 of Regulation S-K, the Company is required to disclose (based solely upon a review of forms furnished to the Company pursuant to Rule 16a-3(e) during its most recent fiscal year) each person who, at any time during the fiscal year, was a director, executive officer or beneficial owner of more than ten percent of the Company's Common Stock that failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years.

     Based upon its review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to 1999, the Company is not aware of any director, officer, beneficial owner or more than 10 percent of the Company's Common Stock or any other person subject to Section 16 of the Exchange Act who has failed to file any such form on a timely basis during 1999.

Stock Options

     The following table sets forth certain information concerning exercises of stock options by the named executive officers during the year ended December 31, 1999 and options held at December 31, 1999.

                 Aggregated Option Exercise in Last Fiscal Year
                           and Year End Option Values


                                                            Number of                        Value of
                                                           Unexercised                      Unexercised
                      Shares                           Options at Year End             Options at Year End(1)
                   Acquired on     Value           ----------------------------     ----------------------------
     Name            Exercise     Realized         Exercisable    Unexercisable     Exercisable    Unexercisable
     ----          -----------    --------         -----------    -------------     -----------    -------------
W. Kirk Wycoff        28,941      $323,197           209,528          28,941         $1,576,704       $157,563

H. Wayne Griest           --              --           7,695             985             56,057          5,416

Eric J. Morgan            --               -          18,655           2,755            144,121         15,148

Michael B. High           --               -           3,150          12,600                394          1,575

(1)  Based on a per share market price of $12.625 at December 31, 1999.

Compensation Committee Interlocks and Insider Participation

     The Executive Committee of the Board of Directors also serves as the Compensation Committee of the Board of Directors of the Company. During 1999, the members of the Committee were Messrs. LaNoce, Daggett, Klinger, Tornetta and Wycoff. No member of the Committee is a current officer or employee of the Company or the Bank except for Mr. Wycoff, who does not participate in the decision making process for his base salary or for his compensation from PCM. The Committee generally meets in the first calendar quarter of each year to review the compensation paid for the prior year, the Company's and the individual's performance for the prior year, and to set compensation levels for the coming year. The report of the Committee with respect to compensation for 1999 for the Chief Executive Officer and all other executive officers is set forth below.

Report of the Compensation Committee

     The Compensation Committee establishes the policy for compensation of executive officers of the Company. The Committee also serves as the Stock Benefits Plan Committee, which makes awards under the Company's stock benefit plans and recommends to the Board of Directors changes or additions to the Company's stock benefit programs. The goals of the Committee are to assist the Company in attracting and retaining qualified management, motivating executives to achieve performance goals, rewarding management for outstanding performance and ensuring that the financial interests of the Company's management and stockholders are satisfied. The Committee believes that this is best accomplished through an appropriate mix of competitive base salaries, bonuses and stock incentives.

     The Committee considers the following factors among others in determining base salary levels for executive officers, including the Chief Executive
Officer:

     o    the performance of the executive officer during the year;

     o    the Company's earnings, including its growth in earnings per share;
          and

     o the compensation paid by bank holding companies and commercial banks of comparable size.

     The Committee did not assign particular weights to any of the above factors, but it did consider that the Company (1) had met its earnings per share targets for 1999, and (2) had a compounded annual growth rate in earnings per share of 28% over the past four years. The Committee also reviewed the 1999 Commercial Bank Compensation Survey from SNL Securities for banks of similar size and a September 1999 study prepared for the Company by William Mercer & Company with respect to bank holding companies with assets between $500 million and $1 billion.

     The Committee discussed whether Mr. Wycoff's base salary should be at the 50th percentile for comparably sized banks ($333,100) or at the 75th percentile ($508,100). Based on the Company's performance in 1999 and prior years, the Committee determined that it was appropriate to provide a base salary above the median of the peer group. The Committee ratified the terms of Mr. Wycoff's employment agreement, extending the term for an additional year.

     The Committee grants bonuses to executive officers, including the Chief Executive Officer, based upon the degree of attainment of specified individual and Company performance objectives for the year. The Company's performance objectives include reaching target levels based on Bank earnings, operating efficiency and earnings per share. The bonus objectives are based on 50% for Company performance and 50% for individual performance. The amount of the 1999 bonus was based on the formula in the existing bonus plan.

     The Committee also reviewed Mr. Wycoff's efforts in raising third party capital for the Ben Franklin/Progress Fund and NewSpring Ventures. Based on the results of these efforts, the Committee re-approved the in additional compensation received annually from PCM, which totaled $27,150 in 1999. The Committee further reviewed the success of the Bank's Specialized Lending Division and the $4.2 million of client warrant income recognized by the Company in 1999. The Committee believes that the issuance of warrants to Mr. Wycoff and the other officers involved with this division, as described above under "Long-Term Incentive Program," is consistent with the practices of technology companies and specialty finance companies. In addition, the Committee determined that it was appropriate to continue the warrant incentive program, particularly in light of the Company's significant client warrant income in 1999.

     The Committee also considers the granting of stock options each year. The Committee considers the Company's performance in terms of total shareholder return relative to a peer group, the Company's profitability, and the number of options available for grant. The amount of options granted each year is at the sole discretion of the Committee. The Committee believes that it is important for the Company's executive officers to have a significant financial stake in the Company's future so that their interests are aligned with all shareholders.

                                        Paul M. LaNoce
                                        William O. Daggett, Jr.
                                        Joseph R. Klinger
                                        Charles J. Tornetta
                                        W. Kirk Wycoff

Performance Graph

     The following graph compares the yearly cumulative total return on the Common Stock of Progress Financial Corporation over the five year period ending December 31, 1999 with (i) the yearly cumulative total return on the stocks included in the Nasdaq Stock Market, Inc. and (ii) the yearly cumulative total return on the stocks included in the Nasdaq Bank Stocks Index. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years. A share of Common Stock purchased on December 31, 1994 and held until December 31, 1999, delivered a compounded annual return of 28.9%, including the reinvestment of dividends.

                                   [GRAPHIC]

     In the printed version of the document, a line graph appears which depicts the following plot points:

                       Progress              Nasdaq           Nasdaq
                       Financial             Stock            Bank
                      Corporation            Market           Stocks
                      -----------            ------           ------
     1994                100                 100              100
     1995                132.34              141.33           149
     1996                197.96              173.89           196.73
     1997                431.37              213.07           329.39
     1998                360.57              300.25           327.11
     1999                409.6               542.43           314.42

Employment Agreements

     The Company and the Bank (the "Employers") have entered into an employment agreement with W. Kirk Wycoff which provides for his employment for a period of three years with provisions for one-year extensions subject to Board approval unless sooner terminated by death, disability or termination for cause. The employment contract provides for a base salary, bonus plan, and entitles Mr. Wycoff to participate in all benefit plans and programs available to executive officers.

     The employment agreement is terminable with or without cause by the Employers of Mr. Wycoff. Mr. Wycoff shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause, disability, retirement or death, provided, however, that if the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by Mr. Wycoff following a change in control of the Company, as defined, Mr. Wycoff will be entitled to a cash severance amount equal to 2.99 times the amount of Mr. Wycoff's annual compensation.

     The change in control is generally defined in the employment agreement to mean a change in control of a nature that would be required to be reported in response to Item 6(e) of the SEC proxy rules, provided that a change in control shall be deemed to have occurred if (i) the acquisition by any person of 25% or more of the Company's outstanding voting securities, or (ii) during any two-year period a change in a majority of the directors of the Company has occurred without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

     The Company has entered into change in control and termination agreements with certain executive officers of the Company, including Messrs. Griest, Morgan and High, in order to induce the executives to remain in the employ of the Company and to assist the Company in maintaining a stable and competent management base. The agreements are for a five-year term and provide for payments to the executives upon involuntary termination of the executive or the occurrence of other specified events related to a reduction in position, compensation or benefits following a "change in control" of the Company. Under the agreements, upon a change in control of the Company followed by termination, the executive would be entitled to the payment of: (i) two times the executive's highest base salary and annual cash bonus during the last two years in the case of Messrs. Morgan and High (one times the highest base salary and annual cash bonus during the last two years in the case of Mr. Griest), (ii) life, medical and dental benefits for a period of 24 months equivalent to benefits they would have received if they remained with the Company in the case of Messrs. Morgan and High (life, medical and dental benefits for a period of 12 months in the case of Mr. Griest) , and (iii) outplacement services for a period of 12 months. The present value of the total amount of payments under the agreements, when aggregated with any other payments to the executive which constitute parachute payments under Section 280G of the Internal Revenue Code of 1986, may not exceed
2.99 times the executive's base amount as determined under Section 280G.

                              CERTAIN TRANSACTIONS

     Indebtedness of Management. The Bank offers certain loans to its directors, officers and employees. It is the belief of management that these loans do not involve more than the normal risk of collectibility. Except for the waiving in most cases of loan origination fees for officers and employees during their employment or association with the Bank, these loans are made on substantially the same terms as those prevailing at the time for comparable transactions with nonaffiliated persons. Executive officers, directors, officers and employees of the Bank receive no discount from the market interest rate for loans made by the Bank. As of December 31, 1999, 14 loans totaling $6.2 million (or 13.0% of the Company's total stockholders' equity) were outstanding to the Company's directors and executive officers and their affiliated parties as a group. During 1999, no director or executive officer of the Company or the Bank had loans outstanding at preferred interest rates which aggregated $60,000 or more.

     Related Transactions. W. Kirk Wycoff serves as limited partner of Progress Capital L.P. and Progress Capital II, L.P., the general partner of the Ben Franklin/Progress Capital Fund, L.P. and NewSpring Ventures, L.P., investment funds managed by Progress Capital Management, Inc. Mr. Wycoff did not receive any cash fees from such limited partnership interests in 1999.

             PROPOSAL TO ADOPT THE 2000 INCENTIVE STOCK OPTION PLAN

General

     The Board of Directors has adopted the 2000 Incentive Option Plan which is designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company and as an incentive to contribute to the success of the Company and reward key employees for outstanding performance. The Incentive Plan is also designed to attract and retain qualified directors for the Company. The Incentive Plan provides for the grant of incentive stock options intended to comply with the requirements of
Section 422 of the Code ("incentive stock options"), non-incentive or compensatory stock options and stock appreciation rights (collectively "Awards"). Awards will be available for grant to officers, key employees and directors of the Company and any subsidiaries, except that non-employee directors will be eligible to receive only awards of non-incentive stock options under the plan.

Description of the Incentive Plan

     The following description of the Incentive Plan is a summary of its terms and is qualified in its entirety by reference to the Incentive Plan, a copy of which is attached hereto as Appendix A.

     Administration. The Incentive Plan will be administered and interpreted by a committee of the Board of Directors ("Committee") that is comprised solely of two or more non-employee directors.

     Stock Options. Under the Incentive Plan, the Board of Directors or the Committee will determine which officers, key employees and non-employee directors will be granted options, whether such options will be incentive or compensatory options (in the case of options granted to employees), the number of shares subject to each option, the exercise price of each option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The per share exercise price of an incentive stock option shall at least equal to the fair market value of a share of Common Stock on the date the option is granted, and the per share exercise price of a compensatory stock option shall at least equal the greater of par value or the fair market value of a share of Common Stock on the date the option is granted. In granting Awards the Committee may consider the achievement of previously established objectives or performance goals. Performance goals are based on one or more of the following criteria: (i) net income, as adjusted for non-recurring items; (ii) cash earnings; (iii) earnings per share; (iv) cash earnings per share; (v) return on average equity; (vi) return on average assets;
(vii) assets; (viii) stock price; (ix) total stockholder return; (x) capital;
(xi) net interest income; (xii) market share; (xiii) cost control or efficiency ratio; and (xiv) asset growth.

     All options granted to participants under the Incentive Plan shall become vested and exercisable at the rate, and subject to such limitations, as specified by the Board of Directors or the Committee at the time of grant. Notwithstanding the foregoing, no vesting shall occur on or after a participant's employment or service with the Company is terminated for any reason other than his death, disability or retirement. Unless the Committee or Board of Directors shall specifically state otherwise at the time an option is granted, all options granted to participants shall become vested and exercisable in full on the date an optionee terminates his employment or service with the Company or a subsidiary company because of his death, disability or retirement. In addition, all stock options will become vested and exercisable in full upon a change in control of the Company, as defined in the Incentive Plan.

     Each stock option or portion thereof shall be exercisable at any time on or after it vests and is exercisable until the earlier of ten years after its date of grant or three months after the date on which the employee's employment terminates (one year after termination of service in the case of non-employee directors), unless extended by the Committee or the Board of Directors to a period not to exceed five years from such termination. Unless stated otherwise at the time an option is granted (i) if an employee terminates his employment with the Company as a result of disability or retirement without having fully exercised his options, the optionee shall have one year following his termination due to disability or retirement to exercise such options, and (ii) if an optionee terminate his employment or service with the Company following a change in control of the Company without having fully exercised his options, the optionee shall have the right to exercise such options during the remainder of the original ten year term of the option. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. If an optionee dies while serving as an employee or a non-employee director or terminates employment or service as a result of disability or retirement and dies without having fully exercised his options, the optionee's executors, administrators, legatees or distributees of his estate shall have the right to exercise such options during the one year period following his death, provided no option will be exercisable more than ten years from the date it was granted.

     Stock options are non-transferable except by will or the laws of descent and distribution. Notwithstanding the foregoing, an optionee who holds non-qualified options may transfer such options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit or one or more of these individuals. Options so transferred may thereafter be transferred only to the optionee who originally received the grant or to an individual or trust to whom the optionee could have initially transferred the option. Options which are so transferred shall be exercisable by the transferee according to the same terms and conditions as applied to the optionee.

     Payment for shares purchased upon the exercise of options may be made either in cash, by certified or cashier's check or, if permitted by the Committee or the Board, by delivering shares of Common Stock (including shares acquired pursuant to the exercise of an option) with a fair market value equal to the total option price, by withholding some of the shares of Common Stock which are being purchased upon exercise of an option, or any combination of the foregoing. To the extent an optionee already owns shares of Common Stock prior to the exercise of his or her option, such shares could be used (if permitted by Committee or the Board) as payment for the exercise price of the option. If the fair market value of a share of Common Stock at the time of exercise is greater than the exercise price per share, this feature would enable the optionee to acquire a number of shares of Common Stock upon exercise of the option which is greater than the number of shares delivered as payment for the exercise price. In addition, an optionee can exercise his or her option in whole or in part and then deliver the shares acquired upon such exercise (if permitted by the Committee or the Board) as payment for the exercise price of all or part of his options. Again, if the fair market value of a share of Common Stock at the time of exercise is greater than the exercise price per share, this feature would enable the optionee to either (1) reduce the amount of cash required to receive a fixed number of shares upon exercise of the option or (2) receive a greater number of shares upon exercise of the option for the same amount of cash that would have otherwise been used. Because options may be exercised in part from time to time, the ability to deliver Common Stock as payment of the exercise price could enable the optionee to turn a relatively small number of shares into a large number of shares.

     Stock Appreciation Rights. Under the Incentive Plan, the Board of Directors or the Committee is authorized to grant rights to optionees ("stock appreciation rights") under which an optionee may surrender any exercisable incentive stock option or compensatory stock option or part thereof in return for payment by the Company to the optionee of cash or Common Stock in an amount equal to the excess of the fair market value of the shares of Common Stock subject to option at the time over the option price of such shares, or a combination of cash and Common Stock. Stock appreciation rights may be granted concurrently with the stock options to which they relate or at any time thereafter which is prior to the exercise or expiration of such options.

     Number of Shares Covered by the Incentive Plan. A total of 200,000 shares of Common Stock, which is equal to approximately 2.6% of the issued and outstanding Common Stock, has been reserved for future issuance pursuant to the Incentive Plan. In the event of a stock split, reverse stock split, subdivision, stock dividend or any other capital adjustment, the number of shares of Common Stock under the Incentive Plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of Common Stock outstanding or such capital adjustment.

     Amendment and Termination of the Incentive Plan. The Board of Directors may at any time terminate or amend the Incentive Plan with respect to any shares of Common Stock as to which Awards have not been granted, subject to any required stockholder approval or any stockholder approval which the Board may deem to be advisable. The Board of Directors may not, without the consent of the holder of an Award, alter or impair any Award previously granted or awarded under the Incentive Plan except as specifically authorized by the plan.

     Unless sooner terminated, the Incentive Plan shall continue in effect for a period of ten years from February 1, 2000, the date that the Incentive Plan was adopted by the Board of Directors. Termination of the Incentive Plan shall not affect any previously granted Awards.

     Awards to be Granted. The Company has made no determination as of the date hereof as to the timing or recipients of grants of Awards under the Incentive Plan.

     Federal Income Tax Consequences. Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. As regards incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and the Company will be entitled to a deduction for federal income tax purposes in the same amount.

     Section 162(m) of the Code generally limits the deduction for certain compensation in excess of $1 million per year paid by a publicly-traded corporation to its chief executive officer and the four other most highly compensated executive officers ("covered executive"). Certain types of compensation, including compensation based on performance goals, are excluded from the $1 million deduction limitation. In order for compensation to qualify for this exception: (i) it must be paid solely on account of the attainment of one or more preestablished, objective performance goals; (ii) the performance goal must be established by a compensation committee consisting solely of two or more outside directors, as defined; (iii) the material terms under which the compensation is to be paid, including performance goals, must be disclosed to and approved by stockholders in a separate vote prior to payment; and (iv) prior to payment, the compensation committee must certify that the performance goals and any other material terms were in fact satisfied (the "Certification Requirement").

     Treasury regulations provide that compensation attributable to a stock option or stock appreciation right is deemed to satisfy the requirement that compensation be paid solely on account of the attainment of one or more performance goals if: (i) the grant is made by a compensation committee consisting solely of two or more outside directors, as defined; (ii) the plan under which the option or stock appreciation right is granted states the maximum number of shares with respect to which options or stock appreciation rights may be granted during a specified period to any employee; and (iii) under the terms of the option or stock appreciation right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of grant or award. The Certification Requirement is not necessary if these other requirements are satisfied.

     The Incentive Plan has been designed to meet the requirements of Section 162(m) of the Code and, as a result, the Company believes that compensation attributable to stock options and stock appreciation rights granted under the Incentive Plan in accordance with the foregoing requirements will be fully deductible under Section 162(m) of the Code. If the non-excluded compensation of a covered executive exceeded $1 million, however, compensation attributable to other awards, such as restricted stock, may not be fully deductible unless the grant or vesting of the award is contingent on the attainment of a performance goal determined by a compensation committee meeting specified requirements and disclosed to and approved by the stockholders of the Company. The Board of Directors believes that the likelihood of any impact on the Company from the deduction limitation contained in Section 162(m) of the Code is remote at this time.

     The above description of tax consequences under federal law is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

     Accounting Treatment. Stock appreciation rights will, in most cases, require a charge against the earnings of the Company each year representing appreciation in the value of such rights over periods in which they become exercisable. Such charge is based on the difference between the exercise price specified in the related option and the current market price of the Common Stock. In the event of a decline in the market price of the Common Stock subsequent to a charge against earnings related to the estimated costs of stock appreciation rights, a reversal of prior charges is made in the amount of such decline (but not to exceed aggregate prior charges).

     Neither the grant nor the exercise of an incentive stock option or a non-qualified stock option under the Stock Incentive Plan currently requires any charge against earnings under generally accepted accounting principles. In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which is effective for transactions entered into after December 15, 1995. This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. This Statement defines a fair value method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company anticipates that it will use the intrinsic value method, in which event pro forma disclosure will be included in the footnotes to the Company's financial statements to show what net income and earnings per share would have been if the fair value method had been utilized. If the Company elects to utilize the fair value method, its net income and earnings per share may be adversely affected.

     Stockholder Approval. No Awards will be granted under the Incentive Plan unless the Incentive Plan is approved by stockholders. Stockholder ratification of the Incentive Plan will satisfy listing requirements of the Nasdaq Stock Market and federal tax requirements.

     The Board of Directors recommends that stockholders vote FOR adoption of the 2000 Incentive Stock Option Plan.

          PROPOSAL TO RATIFY APPOINTMENT OF THE INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has appointed PricewaterhouseCoopers L.L.P., independent accountants, to perform the audit of the Company's financial statements for the year ending December 31, 2000, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

     The Company has been advised by PricewaterhouseCoopers L.L.P. that neither that firm nor any of its associates has any relationship with the Company other than the usual relationship that exists between independent certified public accountants and clients. PricewaterhouseCoopers L.L.P. will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

     The Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers L.L.P. as independent auditors for the year ending December 31, 2000.

                              STOCKHOLDER PROPOSAL

     The Company has been notified that Jewelcor Management, Inc., 100 North Wilkes-Barre Boulevard, Wilkes-Barre, Pennsylvania 18702, which is the record owner of 210 shares of Common Stock and the beneficial owner of 10,815 shares of Common Stock, intends to present the following stockholder proposal for consideration at the Annual Meeting. For the reasons stated under "Response of Your Board of Directors," the Board believes that approval of the proposal is not in the best interests of the Company or its stockholders and recommends a vote "AGAINST" the stockholder proposal.

                                    Proposal

     RESOLVED, it is recommended that the Board of Directors of Progress Financial Corporation (the "Company") take the necessary steps to achieve a sale or merger of the Company on terms that will maximize shareholder value.

                              Supporting Statement

     Jewelcor Management, Inc. ("JMI") believes that the Company could potentially achieve an acquisition price well in excess of its current stock price. As set forth below, if the Company achieved the average acquisition multiples obtained in 1999 by thrifts in two of the Company's peer groups, the Company could potentially obtain an acquisition price between $14.28 and $28.44 per share.

     JMI compared the Company's book value and earnings per share ("EPS") with the acquisition ratios for two of the Company's peer groups: "Regional Peer Group" and "Asset Size Peer Group". Based upon summary statistics for mergers announced in 1999, JMI derived the Median Average Announced Price/Book Ration ("Price/Book") and the Median Average Announced Price/Last Twelve Months EPS Ratio ("Price/EPS") for both of these peer groups. JMI then derived an average of both peer groups' respective Price/Book ("Average Price/Book") and Price/EPS ("Average Price/EPS") and multiplied the applicable peer group average ratios times the Company's (a) book value and (b) last twelve months diluted EPS ("Company EPS").


     Company Stock Price (11/16/99)                             $ 12.75
     Company Book Value (9/30/99)                                 $7.54
     Company Price/Book                                          169.10%

     Average Price/Book                                          189.38%
     POTENTIAL ACQUISITION PRICE                                $ 14.28

     Company EPS (9/30/99)                                      $  1.09
     Company's Price/EPS                                          11.70X

     Average Price/EPS                                            26.09X
     POTENTIAL ACQUISITION PRICE                                $ 28.44

     The "Regional Peer Group" consists of 10 thrifts located in Pennsylvania, New Jersey and New York for which acquisitions were announced from January through August of 1999 and for which multiples were available.

     The "Asset-Size Peer Group" consists of 14 thrifts with total assets between $250 million and $1 billion for which acquisitions were announced from January through November of 1999 and for which multiples were available. These thrift were located nationwide and included three thrifts in the Regional Peer Group.

     Based upon information provided by SNL Securities L.C., the following table shows the Price/Book and Price/EPS multiples for both of the peer groups:

                                       Price/Book Multiples
                     -----------------------------------------------------------
                       Low                    High               Median Average
                     ------                  ------              --------------
     Regional        114.65%                 225.01%                 168.12%
     Asset-Size      113.25                  371.84                  210.64


                                     Price/EPS Multiples
                     -----------------------------------------------------------
                       Low                    High               Median Average
                     ------                  ------              --------------
     Regional         13.72x                  47.77x                  27.29x
     Asset-Size       18.29                   42.86                   24.89

     Although the Company could possibly achieve any of the individual acquisition multiples achieved within or between the peer groups, JMI believes that the most reliable way to apply these acquisition multiples to the Company is to use an average of such multiples. In JMI's opinion, the use of average multiples between the peer groups lessens any potential skewing effect that may result from individual multiples. None of the thrifts that comprise the peer groups are identical to the Company and no independent evaluation of the Company's assets and liabilities has been made. The "Potential Acquisition Price" is based entirely on the mathematical calculations set forth above. Assumptions need to be made with regard to industry performance, business and economic conditions.

                       Response of Your Board of Directors

     Your Board of Directors unanimously recommends that you vote "AGAINST" the above stockholder proposal for the reasons set forth below.

Your Board is Committed to Enhancing Shareholder Value

     The Board of Directors is committed to enhancing shareholder value and acting in accordance with its fiduciary duties to ALL shareholders. We simply disagree with the proponent on the best way to achieve this objective. Based upon our experience and track record, we urge you to support us in our ongoing efforts to enhance shareholder value.

     In connection with our recommendation that you vote against the stockholder proposal, we urge you to consider the following accomplishments:

     o    Our return on average equity was 15.47% in 1999.

     o Our earnings per share has increased at an annual compounded growth rate of approximately 28% over the last four years.

     o Our shareholders have enjoyed significant total returns, including a 256% return on our Common Stock over the last five years.

     o Our assets and deposits have substantially increased in each of the last three years.

     o Our specialized lending and venture capital division has shown exceptional value and returns.

     We believe that we are continuing to increase the franchise value of the Company. Your Board believes that shareholders have been well served by the Board's leadership and guidance, and the Board believes that it is in a much better position than the proponent to determine what is in the best interests of ALL shareholders.

     Your Board will carefully consider any appropriate action that would serve the best interests of the shareholders, including any bona fide offer for the purchase of the Company. In light of our increasing profitability and future prospects, we believe that a forced sale in today's environment is not in the best interests of ALL shareholders. The stock prices of many prospective acquirors are significantly down over the past year, and acquisition premiums have also declined. We believe that the two potential acquisition prices shown by the proponent are so different as to be completely meaningless. In addition, the proponent indicated that his analysis was based entirely on mathematical calculations without taking into account (1) the differences between the Company and the other companies selected, (2) the value of our assets and liabilities, and (3) industry performance, business and economic conditions.

Our Net Income Has Substantially Increased

     Our profitability has substantially increased over the last three years as shown in the following table:


          Net Interest     Non-Interest                       Return on         Return on
Year         Income          Income         Net Income      Average Assets    Average Equity
--------------------------------------------------------------------------------------------
                                      (Dollars in Thousands)
1997        $18,603         $ 6,642           $3,467             .80%            15.22%
1998         22,879           8,660            4,980             .89             13.78
1999         26,742          20,993            6,671             .98             15.47

     Your Board of Directors believes that the Company's financial performance has been and continues to be strong.

Our Shareholders Have Enjoyed Significant Total Returns

     Our shareholders have enjoyed significant total returns on the Common Stock over the last three, five and eight years as shown in the following table:

                                                   Total Cumulative
                                                       Return(1)
                                                   ----------------
     Last Three Years                                     79.9%
     Last Five Years                                     256.1%
     Last Eight Years                                  1,413.8%

----------
(1) Based on the closing price of $12.625 per share as of December 31, 1999, giving effect to the reinvestment of cash dividends and adjustment for stock dividends during the periods shown.

     In 1999, our shareholders enjoyed an 8.7% increase in the value of their stock, including dividends. While this level of appreciation is less than in prior years, it is still significantly better than most financial institutions. Many financial institution stocks actually declined in value in 1999, due to increases in interest rates. We believe that our ability to generate significant levels of non-interest income has made our stock valuation less interest rate sensitive and has benefitted all shareholders.

Our Assets and Deposits Continue to Grow

     Our total assets increased by $118.7 million or 18.4% in 1999 and by $138.8 million or 27.3% in 1998 over the respective prior years. In addition, our total deposits increased by $113.3 million or 27.8% in 1999 and by $67.4 million or 19.8% in fiscal 1998 over the respective prior years. Your Board of Directors believes that prudent, sustainable growth is in the best interests of the shareholders.

Our Directors and Officers Have a Significant Ownership Interest

     Your Board of Directors believes that it is important for the directors and executive officers to own a significant number of shares of Common Stock so that their interests are aligned with all shareholders. The 13 current directors and executive officers as a group are deemed to beneficially own an aggregate of 521,488 shares of Common Stock, excluding stock options. These shares had an aggregate market value of $6.6 million at December 31, 1999. Our directors and executive officers as a group beneficially own 14.7% of our Common Stock, after giving effect to stock options which are exercisable within 60 days of the Voting Record Date.

Adoption of the Proposal Would be Detrimental to the Board's Efforts

     Your Board believes that adoption of this stockholder proposal would create an uncertain public atmosphere which, in its judgment, would disadvantage any efforts to merge or sell the Company. Adoption of the proposal could result in the Board having diminished bargaining power and being pressured into accepting a price for the Common Stock that does not reflect the true long-term value of the Company. In addition, the uncertain atmosphere that could be created by adoption of this proposal could result in us losing valuable customer relationships and employees, which could impair the value of our franchise.

     For the reasons set forth above, the Board of Directors believes that the stockholder proposal is not in the best interests of the Company and its shareholders. Accordingly, the Board of Directors unanimously recommends that you vote "AGAINST" the stockholder proposal.

                STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which is scheduled to be held in April 2001, must be received at the principal executive offices of the Company, 4 Sentry Parkway, Suite 200, P.O. Box 3036, Blue Bell, Pennsylvania 19422-0764, Attention: Eric J. Morgan, Corporate Secretary, no later than November 28, 2000. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent certified mail, return receipt requested.

     Stockholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Section 8.9 of the Company's Certificate of Incorporation, which provides that business at an annual meeting of stockholders must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or
(b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days prior to the annual meeting. A stockholder's notice must set forth as to each matter the stockholder proposes to bring before an annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business and any other stockholders known by the stockholder to be supporting such proposal, (c) the class and number of shares of Common Stock of the Company which are beneficially owned by the stockholder, and by any other stockholders known by the stockholder to be supporting such proposal and (d) any financial interest of the stockholder in such business.

                                 ANNUAL REPORTS

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1999 accompanies this Proxy Statement. Such annual report is not part of the proxy solicitation materials.

     Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of the Company's Annual Report on Form 10-K required to be filed with the Securities and Exchange Commission under the 1934 Act. Such written requests should be directed to Dorothy Jaworski, Director of Investor Relations, Progress Financial Corporation, 4 Sentry Parkway, Suite 230, P.O. Box 3036, Blue Bell, Pennsylvania 19422-0764. The Form 10-K is not part of the proxy solicitation materials.

                                  OTHER MATTERS

     Management is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of the solicitation of proxies will be borne by the Company. The Company has retained Morrow & Co. Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies, such firm will receive a fee of $5,000, plus reimbursement for out-of-pocket expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

                                                                      APPENDIX A


                         PROGRESS FINANCIAL CORPORATION
                        2000 INCENTIVE STOCK OPTION PLAN


                                    ARTICLE I
                            ESTABLISHMENT OF THE PLAN

     Progress Financial Corporation (the "Corporation") hereby establishes this 2000 Incentive Stock Option Plan (the "Plan") upon the terms and conditions hereinafter stated.

                                   ARTICLE II
                               PURPOSE OF THE PLAN

     The purpose of this Plan is to improve the growth and profitability of the Corporation and its Subsidiary Companies by providing Officers, Employees and Non-Employee Directors with a proprietary interest in the Corporation as an incentive to contribute to the success of the Corporation and its Subsidiary Companies, and rewarding Employees for outstanding performance and the attainment of targeted goals. All Incentive Stock Options issued under this Plan are intended to comply with the requirements of Section 422 of the Code, and the regulations thereunder, and all provisions hereunder shall be read, interpreted and applied with that purpose in mind.

                                   ARTICLE III
                                   DEFINITIONS

     3.01 "Award" means an Option or Stock Appreciation Right granted pursuant to the terms of this Plan.

     3.02 "Bank" means Progress Bank, the wholly owned subsidiary of the Corporation.

     3.03 "Board" means the Board of Directors of the Corporation.

     3.04 "Change in Control of the Corporation" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation in fact is required to comply with Regulation 14A thereunder; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities, or (ii) during any period of twenty-four consecutive months during the term of an Option, individuals who at the beginning of such period constitute the Board of the Corporation cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation's stockholders, of each director who was not a director at the date of grant has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

     3.05 "Code" means the Internal Revenue Code of 1986, as amended.

     3.06 "Committee" means a committee of two or more directors appointed by the Board pursuant to Article IV hereof each of whom shall be a Non-Employee Director as defined in Rule 16b-3(b)(3)(i) of the Exchange Act or any successor thereto and within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

     3.07 "Common Stock" means shares of the common stock, $1.00 par value per share, of the Corporation.

     3.08 "Disability" means any physical or mental impairment which qualifies an individual for disability benefits under the applicable long-term disability plan maintained by the Corporation or a Subsidiary Company, or, if no such plan applies, which would qualify such individual for disability benefits under the long-term disability plan maintained by the Corporation, if such individual were covered by that plan.

     3.09 "Effective Date" means the day upon which the Board approves this Plan.

     3.10 "Employee" means any person who is employed by the Corporation or a Subsidiary Company, or is an Officer of the Corporation or a Subsidiary Company, but not including directors who are not also Officers of or otherwise employed by the Corporation or a Subsidiary Company.

     3.11 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     3.12 "Fair Market Value" shall be equal to the fair market value per share of the Corporation's Common Stock on the date an Award is granted. For purposes hereof, the Fair Market Value of a share of Common Stock shall be the closing sale price of a share of Common Stock on the date in question (or, if such day is not a trading day in the U.S. markets, on the nearest preceding trading day), as reported with respect to the principal market (or the composite of the markets, if more than one) or national quotation system in which such shares are then traded, or if no such closing prices are reported, the mean between the high bid and low asked prices that day on the principal market or national quotation system then in use, or if no such quotations are available, the price furnished by a professional securities dealer making a market in such shares selected by the Committee.

     3.13 "Incentive Stock Option" means any Option granted under this Plan which the Board intends (at the time it is granted) to be an incentive stock option within the meaning of Section 422 of the Code or any successor thereto.

     3.14 "Non-Employee Director" means a member of the Board of the Corporation or a Subsidiary Company who is not an Officer or Employee of the Corporation or any Subsidiary Company.

     3.15 "Non-Qualified Option" means any Option granted under this Plan which is not an Incentive Stock Option.

     3.16 "Officer" means an Employee whose position in the Corporation or Subsidiary Company is that of a corporate officer, as determined by the Board.

     3.17 "Option" means a right granted under this Plan to purchase Common
Stock.

     3.18 "Optionee" means an Employee or Non-Employee Director or former Employee or Non-Employee Director to whom an Option is granted under the Plan.

     3.19 "Performance Goal" means an objective for the Corporation or any Subsidiary Company or any unit thereof that was established by the Committee for an Award to be granted pursuant to Section 7.01 of the Plan. The Performance Goals shall be based on one or more of the following criteria:

           (i)      net income, as adjusted for non-recurring items;
           (ii)     cash earnings;
           (iii)    earnings per share;
           (iv)     cash earnings per share;
           (v)      return on average equity;
           (vi)     return on average assets;
           (vii)    assets;
           (viii)   stock price;
           (ix)     total stockholder return;
           (x)      capital;
           (xi)     net interest income;
           (xii)    market share;
           (xiii)   cost control or efficiency ratio; and
           (xiv)    asset growth.

     3.20 "Retirement" means a termination of employment which constitutes a "retirement" under any applicable qualified pension benefit plan maintained by the Corporation or a Subsidiary Corporation, or, if no such plan is applicable, which would constitute "retirement" under the Corporation's pension benefit plan, if such individual were a participant in that plan.

     3.21 "Stock Appreciation Right" means a right to surrender an Option in consideration for a payment by the Corporation in cash and/or Common Stock, as provided in the discretion of the Committee in accordance with Section 8.10.

     3.22 "Subsidiary Companies" means those subsidiaries of the Corporation, including the Bank, which meet the definition of "subsidiary corporations" set forth in Section 425(f) of the Code, at the time of granting of the Option in question.

                                   ARTICLE IV
                           ADMINISTRATION OF THE PLAN

     4.01 Duties of the Committee. The Plan shall be administered and interpreted by the Committee, as appointed from time to time by the Board pursuant to Section 4.02. The Committee shall have the authority to adopt, amend and rescind such rules, regulations and procedures as, in its opinion, may be advisable in the administration of the Plan, including, without limitation, rules, regulations and procedures which (i) deal with satisfaction of an Optionee's tax withholding obligation pursuant to Section 12.02 hereof, (ii) include arrangements to facilitate the Optionee's ability to borrow funds for payment of the exercise or purchase price of an Award, if applicable, from securities brokers and dealers, and (iii) include arrangements which provide for the payment of some or all of such exercise or purchase price by delivery of previously-owned shares of Common Stock or other property and/or by withholding some of the shares of Common Stock which are being acquired. The interpretation and construction by the Committee of any provisions of the Plan, any rule, regulation or procedure adopted by it pursuant thereto or of any Award shall be final and binding in the absence of action by the Board.

     4.02 Appointment and Operation of the Committee. The members of the Committee shall be appointed by, and will serve at the pleasure of, the Board. The Board from time to time may remove members from, or add members to, the Committee, provided the Committee shall continue to consist of two or more members of the Board, each of whom shall be a Non-Employee Director, as defined in Rule 16b-3(b)(3)(i) of the Exchange Act or any successor thereto. In addition, each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code and regulations thereunder at such times as is required under such regulations. The Committee shall act by vote or written consent of a majority of its members. Subject to the express provisions and limitations of the Plan, the Committee may adopt such rules, regulations and procedures as it deems appropriate for the conduct of its affairs. It may appoint one of its members to be chairman and any person, whether or not a member, to be its secretary or agent. The Committee shall report its actions and decisions to the Board at appropriate times but in no event less than one time per calendar year.

     4.03 Revocation for Misconduct. The Board or the Committee may by resolution immediately revoke, rescind and terminate any Option, or portion thereof, to the extent not yet vested, or any Stock Appreciation Right, to the extent not yet exercised, previously granted or awarded under this Plan to an Employee who is discharged from the employ of the Corporation or a Subsidiary Company for cause, which, for purposes hereof, shall mean termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. Options granted to a Non-Employee Director who is removed for cause pursuant to the Corporation's or a Subsidiary Company's Certificate of Incorporation, Articles of Incorporation or Charter, and Bylaws shall terminate as of the effective date of such removal.

     4.04 Limitation on Liability. Neither the members of the Board nor any member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any rule, regulation or procedure adopted by it pursuant thereto or any Awards granted under it. If a member of the Board or the Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Corporation shall, subject to the requirements of applicable laws and regulations, indemnify such member against all liabilities and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation and its Subsidiary Companies and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     4.05 Compliance with Law and Regulations. All Awards granted hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of or obtaining of consents or approvals with respect to such shares under any federal or state law or any rule or regulation of any government body, which the Corporation shall, in its sole discretion, determine to be necessary or advisable. Moreover, no Option or Stock Appreciation Right may be exercised if such exercise would be contrary to applicable laws and regulations.

     4.06 Restrictions on Transfer. The Corporation may place a legend upon any certificate representing shares acquired pursuant to an Award granted hereunder noting that the transfer of such shares may be restricted by applicable laws and regulations.

                                    ARTICLE V
                                   ELIGIBILITY

     Awards may be granted to such Officers, Employees and Non-Employee Directors of the Corporation and its Subsidiary Companies as may be designated from time to time by the Board or the Committee. Awards may not be granted to individuals who are not Officers, Employees or Non-

Employee Directors of either the Corporation or its Subsidiary Companies. Non-Employee Directors shall be eligible to receive only Non-Qualified Options.

                                   ARTICLE VI
                        COMMON STOCK COVERED BY THE PLAN

     6.01 Option Shares. The aggregate number of shares of Common Stock which may be issued pursuant to this Plan, subject to adjustment as provided in
Article IX, shall be 200,000. None of such shares shall be the subject of more than one Award at any time, but if an Option as to any shares is surrendered before exercise, or expires or terminates for any reason without having been exercised in full, or for any other reason ceases to be exercisable, the number of shares covered thereby shall again become available for grant under the Plan as if no Awards had been previously granted with respect to such shares.

     6.02 Source of Shares. The shares of Common Stock issued under the Plan may be authorized but unissued shares, treasury shares or shares purchased by the Corporation on the open market or from private sources for use under the Plan.

                                   ARTICLE VII
                                DETERMINATION OF
                         AWARDS, NUMBER OF SHARES, ETC.

     7.01 Determination of Awards. The Board or the Committee shall, in its discretion, determine from time to time which Employees and Non-Employee Directors will be granted Awards under the Plan, the number of shares of Common Stock subject to each Award, whether each Option will be an Incentive Stock Option or a Non-Qualified Stock Option and the exercise price of an Option. In making all such determinations there shall be taken into account the duties, responsibilities and performance of each Optionee, his present and potential contributions to the growth and success of the Corporation, his salary and such other factors deemed relevant to accomplishing the purposes of the Plan. In addition, in granting Awards, the Committee may give due consideration to the achievement of a previously established Performance Goal or any combination of Performance Goals.

     7.02 Maximum Awards to any Person. Notwithstanding anything contained in this Plan to the contrary, the maximum number of shares of Common Stock to which Awards may be granted to any individual in any calendar year shall be 50,000.

                                  ARTICLE VIII
                      OPTIONS AND STOCK APPRECIATION RIGHTS

     Each Option granted hereunder shall be on the following terms and conditions:

     8.01 Stock Option Agreement. The proper Officers on behalf of the Corporation and each Optionee shall execute a Stock Option Agreement which shall set forth the total number of shares of Common Stock to which it pertains, the exercise price, whether it is a Non-Qualified Option or an Incentive Stock Option, and such other terms, conditions, restrictions and privileges as the Board or the Committee in each instance shall deem appropriate, provided they are not inconsistent with the terms, conditions and provisions of this Plan. Each Optionee shall receive a copy of his executed Stock Option Agreement.

     8.02 Option Exercise Price.

          (a) Incentive Stock Options. The per share price at which the subject Common Stock may be purchased upon exercise of an Incentive Stock Option shall be no less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted, except as provided in Section 8.09(b).

          (b) Non-Qualified Options. The per share price at which the subject Common Stock may be purchased upon exercise of a Non-Qualified Option shall be established by the Committee at the time of grant, but in no event shall be less than the greater of (i) the par value or (ii) one hundred percent (100%) of the Fair Market Value of a share of Common Stock at the time such Non-Qualified Option is granted.

     8.03 Vesting and Exercise of Options.

          (a) General Rules. Incentive Stock Options and Non-Qualified Options shall become vested and exercisable at the rate, to the extent and subject to such limitations as may be specified by the Board or the Committee. Notwithstanding the foregoing, no vesting shall occur on or after an Employee's employment or service as a Non-Employee Director with the Corporation and all Subsidiary Companies is terminated for any reason other than his death, Disability, Retirement or a Change in Control of the Corporation. In determining the number of shares of Common Stock with respect to which Options are vested and/or exercisable, fractional shares will be rounded up to the nearest whole number if the fraction is 0.5 or higher, and down if it is less.

          (b) Accelerated Vesting. Unless the Committee or Board shall specifically state otherwise at the time an Option is granted, all Options granted under this Plan shall become vested and exercisable in full on the date an Optionee terminates his employment with the Corporation or a Subsidiary Company or service as a Non-Employee Director because of his death, Disability or Retirement. In addition, all outstanding Options shall become immediately vested and exercisable in full as of the effective date of a Change in Control of the Corporation.

     8.04 Duration of Options.

          (a) General Rule. Except as provided in Sections 8.04(b) and 8.09, each Option or portion thereof granted to an Employee shall be exercisable at any time on or after it vests and remain exercisable until the earlier of (i) ten (10) years after its date of grant or (ii) three (3) months after the date on which the Employee ceases to be employed by the Corporation and all Subsidiary Companies, or any successor thereto, unless the Board or the Committee in its discretion decides at the time of grant or thereafter to extend such period of exercise upon termination of employment to a period not exceeding five (5) years.

     Except as provided in Section 8.04(b), each Option or portion thereof granted to a Non-Employee Director shall be exercisable at any time on or after it vests and remain exercisable until the earlier of (i) ten (10) years after its date of grant or (ii) one(1) year after the date on which the Non-Employee Director ceases to serve as a director of the Corporation and all Subsidiary Companies, or any successor thereto, unless the Board or the Committee in its discretion decides at the time of grant or thereafter to extend such period of exercise upon termination of service to a period not exceeding five (5) years.

          (b) Exceptions. Unless the Board or the Committee shall specifically state otherwise at the time an Option is granted, if an Employee terminates his employment with the Corporation or a Subsidiary Company as a result of Disability or Retirement without having fully exercised his Options, the Employee shall have the right, during the one (1) year period following his termination due to Disability or Retirement, to exercise such Options.

     Unless the Board or the Committee shall specifically state otherwise at the time an Option is granted, if an Employee or Non-Employee Director terminates his employment or service with the Corporation or a Subsidiary Company following a Change in Control of the Corporation without having fully exercised his Options, the Optionee shall have the right to exercise such Options during the remainder of the original ten (10) year term of the Option from the date of grant.

     If an Optionee dies while in the employ or service of the Corporation or a Subsidiary Company or terminates employment or service with the Corporation or a Subsidiary Company as a result of Disability or Retirement and dies without having fully exercised his Options, the executors, administrators, legatees or distributees of his estate shall have the right, during the one (1) year period following his death, to exercise such Options.

     In no event, however, shall any Option be exercisable more than ten (10) years from the date it was granted.

     8.05 Nonassignability. Options shall not be transferable by an Optionee except by will or the laws of descent or distribution, and during an Optionee's lifetime shall be exercisable only by such Optionee or the Optionee's guardian or legal representative. Notwithstanding the foregoing, or any other provision of this Plan, an Optionee who holds Non-Qualified Options may transfer such


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


Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the Optionee who originally received the grant or to an individual or trust to whom the Optionee could have initially transferred the Option pursuant to this Section 8.05. Options which are transferred pursuant to this Section 8.05 shall be exercisable by the transferee according to the same terms and conditions as applied to the Optionee.

     8.06 Manner of Exercise. Options may be exercised in part or in whole and at one time or from time to time. The procedures for exercise shall be set forth in the written Stock Option Agreement provided for in Section 8.01 above.

     8.07 Payment for Shares. Payment in full of the purchase price for shares of Common Stock purchased pursuant to the exercise of any Option shall be made to the Corporation upon exercise of the Option. All shares sold under the Plan shall be fully paid and nonassessable. Payment for shares may be made by the Optionee in cash or, at the discretion of the Board or the Committee, by delivering shares of Common Stock (including shares acquired pursuant to the exercise of an Option) or other property equal in Fair Market Value to the purchase price of the shares to be acquired pursuant to the Option, by withholding some of the shares of Common Stock which are being purchased upon exercise of an Option, or any combination of the foregoing.

     8.08 Voting and Dividend Rights. No Optionee shall have any voting or dividend rights or other rights of a stockholder in respect of any shares of Common Stock covered by an Option prior to the time that his name is recorded on the Corporation's stockholder ledger as the holder of record of such shares acquired pursuant to an exercise of an Option.

     8.09 Additional Terms Applicable to Incentive Stock Options. All Options issued under the Plan as Incentive Stock Options will be subject, in addition to the terms detailed in Sections 8.01 to 8.08 above, to those contained in this
Section 8.09.

          (a) Notwithstanding any contrary provisions contained elsewhere in this Plan and as long as required by Section 422 of the Code, the aggregate Fair Market Value, determined as of the time an Incentive Stock Option is granted, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year under this Plan, and stock options that satisfy the requirements of Section 422 of the Code under any other stock option plan or plans maintained by the Corporation (or any parent or Subsidiary Company), shall not exceed $100,000.

          (b) Limitation on Ten Percent Stockholders. The price at which shares of Common Stock may be purchased upon exercise of an Incentive Stock Option granted to an individual who, at the time such Incentive Stock Option is granted, owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock issued to stockholders of the Corporation or any Subsidiary Company, shall be no less than one hundred and ten percent (110%) of the Fair Market Value of a share of the Common Stock of the Corporation at


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


     the time of grant, and such Incentive Stock Option shall by its terms not be exercisable after the earlier of the date determined under Section 8.04 or the expiration of five (5) years from the date such Incentive Stock Option is granted.

          (c) Notice of Disposition; Withholding; Escrow. An Optionee shall immediately notify the Corporation in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Common Stock acquired through exercise of an Incentive Stock Option, within two (2) years after the grant of such Incentive Stock Option or within one
     (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed of. The Corporation shall be entitled to withhold from any compensation or other payments then or thereafter due to the Optionee such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the Optionee any additional amounts which may be required for such purpose. The Committee may, in its discretion, require shares of Common Stock acquired by an Optionee upon exercise of an Incentive Stock Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of this Section 8.09(c).

     8.10 Stock Appreciation Rights.

          (a) General Terms and Conditions. The Board or the Committee may, but shall not be obligated to, authorize the Corporation, on such terms and conditions as it deems appropriate in each case, to grant rights to Optionees to surrender an exercisable Option, or any portion thereof, in consideration for the payment by the Corporation of an amount equal to the excess of the Fair Market Value of the shares of Common Stock subject to the Option, or portion thereof, surrendered over the exercise price of the Option with respect to such shares (any such authorized surrender and payment being hereinafter referred to as a "Stock Appreciation Right"). Such payment, at the discretion of the Board or the Committee, may be made in shares of Common Stock valued at the then Fair Market Value thereof, or in cash, or partly in cash and partly in shares of Common Stock.

     The terms and conditions set with respect to a Stock Appreciation Right may include (without limitation), subject to other provisions of this Section 8.10 and the Plan: the period during which, date by which or event upon which the Stock Appreciation Right may be exercised; the method for valuing shares of Common Stock for purposes of this Section 8.10; a ceiling on the amount of consideration which the Corporation may pay in connection with exercise and cancellation of the Stock Appreciation Right; and arrangements for income tax withholding. The Board or the Committee shall have complete discretion to determine whether, when and to whom Stock Appreciation Rights may be granted.

          (b) Time Limitations. If a holder of a Stock Appreciation Right terminates service with the Corporation as an Officer or Employee, the Stock Appreciation Right may be exercised only within the period, if any, within which the Option to which it relates may be exercised.

          (c) Effects of Exercise of Stock Appreciation Rights or Options. Upon the exercise of a Stock Appreciation Right, the number of shares of Common Stock available under the Option to which it relates shall decrease by a number equal to the number of shares for which the Stock Appreciation Right was exercised. Upon the exercise of an Option, any related Stock Appreciation Right shall terminate as to any number of shares of Common Stock subject to the Stock Appreciation Right that exceeds the total number of shares for which the Option remains unexercised.

          (d) Time of Grant. A Stock Appreciation Right granted in connection with an Incentive Stock Option must be granted concurrently with the Option to which it relates, while a Stock Appreciation Right granted in connection with a Non-Qualified Option may be granted concurrently with the Option to which it relates or at any time thereafter prior to the exercise or expiration of such Option.

          (e) Non-Transferable. The holder of a Stock Appreciation Right may not transfer or assign the Stock Appreciation Right otherwise than by will or in accordance with the laws of descent and distribution, and during a holder's lifetime a Stock Appreciation Right may be exercisable only by the holder.

                                   ARTICLE IX
                         ADJUSTMENTS FOR CAPITAL CHANGES

     The aggregate number of shares of Common Stock available for issuance under this Plan, the number of shares to which any outstanding Award relates, the maximum number of shares that can be covered by Awards to each Employee, each Non-Employee Director and all Non-Employee Directors as a group, and the exercise price per share of Common Stock under any outstanding Option shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the effective date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt or payment of consideration by the Corporation. If, upon a merger, consolidation, reorganization, liquidation, recapitalization or the like of the Corporation, the shares of the Corporation's Common Stock shall be exchanged for other securities of the Corporation or of another corporation, each recipient of an Award shall be entitled, subject to the conditions herein stated, to purchase or acquire such number of shares of Common Stock or amount of other securities of the Corporation or such other corporation as were exchangeable for the number of shares of Common Stock of the Corporation which such optionees would have been entitled to purchase or acquire except for such action, and appropriate adjustments shall be made to the per share exercise price of outstanding Options.

                                    ARTICLE X
                      AMENDMENT AND TERMINATION OF THE PLAN

     The Board may, by resolution, at any time terminate or amend the Plan with respect to any shares of Common Stock as to which Awards have not been granted, subject to any required stockholder approval or any stockholder approval which the Board may deem to be advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange listing requirements. The Board may not, without the consent of the holder of an Award, alter or impair any Award previously granted or awarded under this Plan except as specifically authorized herein.

                                   ARTICLE XI
                          EMPLOYMENT AND SERVICE RIGHTS

     Neither the Plan nor the grant of any Awards hereunder nor any action taken by the Committee or the Board in connection with the Plan shall create any right on the part of any Employee or Non-Employee Director to continue in such capacity.

                                   ARTICLE XII
                                   WITHHOLDING

     12.01 Tax Withholding. The Corporation may withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of such cash payment is insufficient, the Corporation may require the Optionee to pay to the Corporation the amount required to be withheld as a condition to delivering the shares acquired pursuant to an Award. The Corporation also may withhold or collect amounts with respect to a disqualifying disposition of shares of Common Stock acquired pursuant to exercise of an Incentive Stock Option, as provided in Section 8.09(c).

     12.02 Methods of Tax Withholding. The Board or the Committee is authorized to adopt rules, regulations or procedures which provide for the satisfaction of an Optionee's tax withholding obligation by the retention of shares of Common Stock to which the Employee would otherwise be entitled pursuant to an Award and/or by the Optionee's delivery of previously-owned shares of Common Stock or other property.

                                  ARTICLE XIII
                        EFFECTIVE DATE OF THE PLAN; TERM

     13.01 Effective Date of the Plan. This Plan shall become effective on the Effective Date, and Awards may be granted hereunder no earlier than the date that this Plan is approved by stockholders of the Corporation and prior to the termination of the Plan, provided that this Plan is approved by stockholders of the Corporation pursuant to Article XIV hereof.

     13.02 Term of the Plan. Unless sooner terminated, this Plan shall remain in effect for a period of ten (10) years ending on the tenth anniversary of the Effective Date. Termination of the Plan shall not affect any Awards previously granted and such Awards shall remain valid and in effect until they have been fully exercised or earned, are surrendered or by their terms expire or are forfeited.

                                   ARTICLE XIV
                              STOCKHOLDER APPROVAL

     The Corporation shall submit this Plan to stockholders for approval at a meeting of stockholders of the Corporation held within twelve (12) months following the Effective Date in order to meet the requirements of (i) Section 422 of the Code and regulations thereunder, (ii) Section 162(m) of the Code and regulations thereunder, and (iii) the National Association of Securities Dealers, Inc. for quotation of the Common Stock on the Nasdaq Stock Market's National Market.

                                   ARTICLE XV
                                  MISCELLANEOUS

     15.01 Governing Law. To the extent not governed by federal law, this Plan shall be construed under the laws of the State of Delaware.

     15.02 Pronouns. Wherever appropriate, the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural.


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